Exhibit 99.1

CONTACT:	(206) 622-4191
Fran Conley, CEO
Ernie Johnson, CFO

Cutter & Buck Announces Quarterly and Annual Results and Management Transition

SEATTLE, June 24, 2004. /PR Newswire-FirstCall/ — Cutter & Buck Inc. (Nasdaq: CBUK) today announced results of its fourth quarter and fiscal year ended April 30, 2004.

For the quarter ended April 30, we had the following results:

In millions, except percentage and per share data	2004	2003
Net Sales	$38.4	$36.3
Gross Profit	$17.6	$16.1
Gross Margin	45.9%	44.3%
Net Income (Loss)	$5.6	$(1.0)
Earnings (Loss) Per Share	$0.49	$(0.09)

For the year ended April 30, we had the following results:

In millions, except percentage and per share data	2004	2003
Net Sales	$128.4	$131.7
Gross Profit	$58.6	$54.8
Gross Margin	45.6%	41.6%
Net Income (Loss)	$7.9	$(12.0)
Earnings (Loss) Per Share	$0.71	$(1.13)

Balance Sheet Summary

In millions	April 30, 2004	April 30, 2003
Cash and Short-Term Investments	$37.7	$18.9
Accounts Receivable	$22.5	$24.3
Inventories	$21.9	$34.5
Working Capital	$75.1	$65.6
Shareholders’ Equity	$79.7	$72.0

MANAGEMENT TRANSITION

The company also announced that Fran Conley has decided to start the process of transitioning out of her CEO role.

“When the board asked me to lead Cutter & Buck some two years ago, I was immediately faced with leading a turnaround,” said Fran Conley, Chairman and CEO.  “With the results we have announced today, and with the resolution of most of the fallout from the 2002 restatement, I have accomplished more than what I set out to do.  It’s time for a transition.  I’m working with the board of directors on a national search for my successor as CEO.  I plan to remain the Chairman and CEO until this successor is in place, after which time the board has asked that I continue to serve as Chairman of the Board.”

“Two years ago we were in real trouble and were extremely lucky to have had someone of Fran’s remarkable experience and talents already on our board,” said Larry Mounger, former CEO of Pacific Trail and a founding board member.  “She was able to step right in and astutely identify and resolve the seemingly insurmountable problems we faced.  And her efforts are reflected in the results the company is announcing today.”

MANAGEMENT VIEWPOINT:

The fourth quarter of the year demonstrates continued progress towards our objective of improving our core business to generate good profitability.  Sales are up, the gross margin continues above 45%, expenses are under control, and the balance sheet remains very strong.

We have also been investing in key areas to enable future growth.  We have invested in design staff, merchandising and product development, and we are concentrating on producing product lines that meet the specific needs of our target consumer - upscale men and women who want sportswear with style, comfort, and durability.  We are orienting all our processes around our retail customers and our consumers, and we believe that this will result in even stronger brand loyalty.

Recent independent market research findings, based on surveying our most prestigious golf accounts, supports the vitality of the Cutter & Buck brand and reinforces our belief that on key product attributes, the lines are very well-positioned compared to our competitors.

The “Annika by Cutter & Buck” line will be in golf shops within a few weeks.

We are today announcing our first knit shirt made of 100% organic cotton. We are proud to be at the forefront of the trend towards sustainable products for the upscale market.  We believe this move is in keeping with market trends and with our company’s values.

FOURTH QUARTER

•                  The $5.6 million net income for the quarter ended April 30, 2004 includes $5.4 million pre-tax profit from our ongoing wholesale business.  Net income also includes a $2.0 million dollar reduction in taxes, which in large part is due to eliminating a deferred tax asset reserve based on our fiscal 2004 results and our estimated future taxable income.  Net income also includes $0.4 million of pre-tax expenses related to the 2002 restatement of prior years’ earnings A full reconciliation of these numbers to the Generally Accepted Accounting Principles presentation is shown in Table B attached.

•                  The $5.4 million pre-tax profit from the ongoing wholesale business compares favorably to the $4.4 million pre-tax profit in the same period of fiscal year 2003.

•                  We achieved a gross margin of 45.9%, which compares favorably to the 44.3% gross margin in the same period of fiscal year 2003.

YEAR TO DATE

•                  The $7.9 million net income for the year ended April 30, 2004 includes $13.4 million pre-tax profit from our ongoing wholesale business.  Net income also includes $5.0 million of pre-tax expenses related to the 2002 restatement of prior years’ earnings.  A full reconciliation of these numbers to the Generally Accepted Accounting Principles presentation is shown in Table B attached.

•                  The $13.4 million pre-tax profit from the ongoing wholesale business compares favorably to the $6.5 million pre-tax profit in fiscal year 2003.

•                  We achieved a gross margin of 45.6%, which compares favorably to the 41.6% gross margin in fiscal year 2003.  We continue to emphasize making profitable sales, intensively managing our product allowances and returns, and improving our product sourcing and pricing.

•                  Our selling, general and administrative expenses and depreciation expenses decreased $2.1 million, or 4.5% from fiscal year 2003.  We continue to realize the cost savings from our restructuring, our operational improvements and our internal cost-cutting measures.

•                  Our effective tax rate for fiscal 2004 was 10.8%.  During fiscal 2003, we established a valuation allowance for our deferred tax assets.  Based on our recent losses and estimated future taxable income, management believed at that time that it was more likely than not that we would not realize the full benefit of our deferred tax assets.  Based on our fiscal 2004 results and estimated future taxable income, management has determined that we will realize the benefit of these assets.  Therefore, in fiscal 2004 we reversed the allowance of $1.2 million.  We also made an $0.8 million adjustment related to the reconciliation of the tax provision to the income tax return as filed for fiscal 2003.

BALANCE SHEET

Compared to our fiscal year 2003 balance sheet:

•                  Accounts receivable were down $1.8 million.

•                  Inventory was down $12.6 million.

•                  Cash and short-term investments were up $18.8 million.

•                  Our free cash flow for the year was up $5.2 million to $21.1 million.  We define free cash flow as cash provided by operating activities less capital expenditures.

FISCAL YEAR 2005

We continue to be cautious about sales levels. Our markets seem more robust and our brand is strong, but we are not currently anticipating significant growth this year.  We do believe, however, that we are laying a foundation for future sales growth.

We plan to upgrade and replace some computer systems.  Accomplishing this initiative while complying with the Sarbanes-Oxley Act of 2002, particularly Section 404, will be challenging.  We will also incur additional expenses to support and manage our planned sales and marketing efforts for the coming year.

STOCK REPURCHASE PROGRAM

Under the previously announced stock repurchase program, we repurchased 56,826 shares of our common stock during the quarter at an average price of $10.21.

DIVIDEND DECLARED

The Board of Directors approved a dividend of $0.05 a share, payable on July 16, 2004 to holders of record on July 8, 2004.

Conference Call:

Cutter & Buck invites investors to listen to a broadcast of the company’s conference call to discuss these matters.  The conference call will be broadcast live over the Internet at 11:00 AM Eastern Time, 8:00 AM Pacific Time, June 24, 2004.  To listen to the conference call, go to http://www.cutterbuck.com.  At the website select “Investor Relations”. The call will be archived shortly after its completion and will be available on the web through August 8, 2004.  The call can also be accessed at 1-800-642-1687, ID # 7814046 through August 8, 2004.

Statements made in this news release that are not historical facts are forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statements.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward looking statements.  Those factors include, but are not limited to the following: the ability of the company to control costs and expenses; costs associated with the indemnification of former officers; relations with and performance of suppliers; the Company’s ability to carry out successful designs and effectively advertise and communicate with the marketplace and to penetrate chosen distribution channels; competition; access to capital; risks related to the timely performance of third parties, such as shipping companies, including risks of strikes or labor disputes involving these third parties;  maintaining the integrity of the Company’s technology and information systems while enhancing and changing systems; attracting and retaining employees during intensive organizational change; maintaining satisfactory relationships with our banking partners; political and trade relations;  changes in international trade quota systems for apparel;  the overall level of consumer spending on apparel; global economic and political conditions and additional threatened terrorist attacks and responses thereto, including war.  Additional information on these and other factors, which could affect the company’s financial results, are included in its Securities and Exchange Commission filings.  Finally, there may be other factors not mentioned above or included in the company’s SEC filings that may cause actual results to differ materially from any forward-looking statements.  You should not place undue reliance on these forward-looking statements.  The Company assumes no obligation to update any forward-looking statements as a result of new information, except as may be required by securities laws.

About Cutter & Buck

Cutter & Buck designs and markets upscale sportswear under the Cutter & Buck brand.  The Company sells its products primarily to golf and specialty retailers, corporations and international distributors and licensees.  Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing, and rich detailing.

Cutter & Buck

Table A

Condensed Consolidated Statements of Operations

(unaudited, unless otherwise stated)

	Three Months Ended		Year Ended
In thousands, except share & per share amounts)	April 30, 2004	April 30, 2003	April 30, 2004	April 30, 2003
				(audited)
Net sales	$38,350	$36,305	$128,374	$131,699
Cost of sales	20,751	20,205	69,784	76,912
Gross profit	17,599	16,100	58,590	54,787
Operating expenses
Depreciation	836	1,175	3,988	5,109
Selling, general & administrative	11,337	10,617	41,376	42,400
Restructuring and asset impairment	(284)	(39)	(349)	3,806
Restatement expenses	446	5,640	4,968	8,169
Total operating expenses	12,335	17,393	49,983	59,484
Operating income (loss)	5,264	(1,293)	8,607	(4,697)
Interest income (expense)
Interest expense	(21)	(99)	(155)	(627)
Interest income	84	34	277	241
Net interest expense	63	(65)	122	(386)
Income (loss) from continuing operations before taxes	5,327	(1,358)	8,729	(5,083)
Income tax expense (benefit)	(272)	730	944	(65)
Net income (loss) from continuing operations	5,599	(2,088)	7,785	(5,018)
Income (loss) from discontinued retail operations, net of tax	0	1,096	146	(6,980)
Net income (loss)	$5,599	$(992)	$7,931	$(11,998)

Diluted earnings (loss) per share:
Net Income/(Loss) from continuing operations	$0.49	$(0.19)	$0.70	$(0.47)
Net Income/(Loss) from discontinued retail operations	—	$.10	$0.01	$(0.66)
Net Income/(Loss)	$0.49	$(0.09)	$0.71	$(1.13)
Shares used in computation of :
Diluted earnings (loss) per share	11,354	10,636	11,162	10,615

Table B:  Management View of Operations and Reconciliation to GAAP Numbers Above:

	Quarter Ending April 30,		Year Ending April 30,
In thousands	2004	2003	2004	2003
Net income (loss) as reported	$5,599	$(992)	$7,931	$(11,998)
Less: net income (loss) from discontinued retail operations	—	1,096	146	(6,980)
Plus: Income tax expense (benefit)*	(272)	730	944	(65)
Plus: pre-tax (income) expense of closed European operations	(54)	157	13	(376)
Plus: restructuring and asset impairment expenses	(284)	(39)	(349)	3,806
Plus: restatement expenses	446	5,640	4,968	8,169
= Ongoing wholesale business income before tax	$5,435	$4,400	$13,361	$6,516

Note: To understand the performance of our underlying business, management considers it useful to review our operating results excluding restructuring and restatement expenses and our former European operations.

*In the fourth quarter of fiscal 2003, we established a valuation allowance to reduce deferred tax assets to their estimated realizable value.  In the fourth quarter of fiscal 2004, we reversed the valuation allowance.

Table C: Summary of Net Sales by Strategic Business Unit:

Quarter Ending April 30,

In thousands	2004	2003	$ change	% change
Golf	$13,903	$13,722	$181	1.3%
Corporate	14,894	13,254	1,640	12.4%
Specialty Retail	5,327	5,835	(508)	(8.7)%
International	816	738	78	10.6%
Other	3,410	2,756	654	23.8%
Total	$38,350	$36,305	$2,045	5.6%

Fiscal Year Ending April 30,

In thousands	2004	2003	$ change	% change
Golf	$39,699	$42,706	$(3,007)	(7.0)%
Corporate	53,942	54,584	(642)	(1.2)%
Specialty Retail	22,517	22,193	324	1.5%
International	2,687	4,140	(1,453)	(35.1)%
Other	9,529	8,076	1,453	18.0%
Total	$128,374	$131,699	$(3,325)	(2.5)%

Note:  International sales for the year ended April 30, 2003 included $750,000 of direct sales in Europe.

Table D

Condensed Consolidated Balance Sheets

(unaudited, unless otherwise stated)

In thousands	April 30, 2004	April 30, 2003
		(audited)
Assets
Current Assets:
Cash and cash equivalents	$19,715	$18,864
Short-term investments	17,952	—
Accounts receivable	22,502	24,333
Inventories	21,938	34,539
Other current assets	4,848	8,326
Total current assets	86,955	86,062
Furniture and equipment, net	6,290	8,894
Other assets	685	722
Total assets	$93,930	$95,678

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$2,940	$6,381
Accrued liabilities	7,161	12,327
Income taxes payable	1,217	—
Current portion of capital lease obligations	557	1,732
Total current liabilities	11,875	20,440
Capital lease obligations, net of current portion, and other liabilities	2,326	3,250
Total shareholders’ equity	79,729	71,988
Total liabilities and shareholders’ equity	$93,930	$95,678

Table E

Condensed Consolidated Statements of Cash Flows

(unaudited, unless otherwise stated)

In thousands	April 30, 2004	April 30, 2003
		(audited)
Net income (loss)	$7,931	$(11,998)
Net cash provided by operating activities:
Depreciation	4,179	5,872
Deferred income taxes	822	—
Tax benefit on exercise of stock options	236	3
Deferred gain on sale and leaseback of capital assets	(72)	(144)
Loss on disposals of furniture and equipment	164	311
Loss on disposal of discontinued retail operations	—	4,158
Amortization of deferred compensation	37	375
Noncash compensation expense	—	126
Noncash restructuring and asset impairment charges	(363)	4,035
Changes in assets and liabilities:
Accounts receivable	2,194	17,571
Inventories	12,601	(8,331)
Prepaid expenses and other current assets	2,695	4,179
Accounts payable and accrued liabilities	(8,871)	2,500
Income taxes payable	1,217	—
Net cash provided by operating activities	22,770	18,657
Net cash used in investing activities	(19,654)	(2,375)
Net cash used in financing activities	(2,265)	(4,407)
Net increase in cash and cash equivalents	851	11,875
Cash and cash equivalents, beginning of period	18,864	6,989
Cash and cash equivalents, end of period	$19,715	$18,864